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NEWS RELEASE


Contacts:         Tom Crane                                    Ed Schwartz
                  Honeywell                                    Pittway Corp.
                  (973) 455-4732                               (312) 831-4136


         HONEYWELL TO ACQUIRE PITTWAY CORPORATION FOR $45.50 PER SHARE,
                  CREATING PREMIER $5-BILLION GLOBAL HOME AND
                            BUILDING CONTROL BUSINESS

      TRANSACTION TO DRAMATICALLY EXPAND HONEYWELL'S PORTFOLIO OF OFFERINGS
               IN THE GROWING FIRE AND SECURITY SYSTEM INDUSTRIES

             COMBINATION TO ENABLE HOME & BUILDING CONTROL BUSINESS
    TO MEET RISING DEMAND FOR INTEGRATED SOLUTIONS COMBINING FIRE, SECURITY
                               AND HVAC CONTROLS


         MORRIS TOWNSHIP, New Jersey and CHICAGO, Illinois, December 20, 1999 -- Honeywell [NYSE: HON] and Pittway Corporation [NYSE: PRY and PRY.A] said today that they have entered into a definitive merger agreement under which Honeywell will acquire Pittway for $45.50 per share in cash. The acquisition is expected to close in the first quarter of 2000.

         Pittway, headquartered in Chicago, Illinois, is one of the world's leading manufacturers and distributors of security and fire systems and other low-voltage products for homes and buildings. Its systems and products are marketed globally under the Ademco, Notifier, System Sensor, ADI, Northern Computers and other popular brand names. Since 1993, Pittway's revenues have grown at a compounded annual growth rate

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of 23% and were $1.3 billion in 1998. The company expects 1999 sales to be approximately $1.6 billion.

         "Pittway will strengthen and be a major growth catalyst for our Home & Building Control business, making the combined entity a premier $5-billion global player in fire protection, security and HVAC controls and systems integration," said Lawrence A. Bossidy, Honeywell's Chairman.

EXTENDS RESIDENTIAL AND COMMERCIAL CAPABILITIES

         Michael R. Bonsignore, Honeywell's Chief Executive Officer, said, "In one bold and swift move, we are accelerating the transformation of our Home & Building Control business. Pittway adds a dynamic, high-growth engine that will significantly contribute to Honeywell's future revenue and earnings performance. It will dramatically extend our global capabilities in sensors, systems integration and HVAC controls to the rapidly growing $10-billion fire and security industries, which combined are expanding at least 7% to 8% annually."

         "By growing in these two industries, we will be able to delight our customers with a broader array of quality products, systems and services as we transform our business to focus on value-added solutions and broader partnerships with our installing and end-user customers," Bonsignore added. "It also will enable us to apply our systems integration expertise to satisfy the increasing demand for offerings that combine fire, security and HVAC controls into one integrated solutions package."

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         King Harris, Pittway President and CEO, said, "We believe this merger brings together two world-class companies committed to excellence in quality, product performance, manufacturing and customer service. We are impressed with the `new' Honeywell that Mike Bonsignore is in the process of creating. We are proud of the growth oriented, entrepreneurial culture we have developed over the last 37 years and are convinced that it will accelerate the transformation of the Home & Building Control business within the new Honeywell.

         "Together, we will be able to accelerate our efforts to attack the huge potential for advanced technology products focused on integrated control systems for businesses and residences," Harris continued. "Honeywell's extensive, first-rate line of HVAC products and systems will fill a large gap in our product offerings and its expertise in solution selling will be invaluable to all our systems companies. And as we expand our international business, Honeywell's global distribution capabilities will be a tremendous resource for us."


SUPPORTS HOME VISION STRATEGY

         "Besides fitting seamlessly with Honeywell's commercial HVAC and Security solutions businesses, Pittway also complements Honeywell's Home Vision strategy," said Kevin Gilligan, President of Honeywell's Home & Building Control business.

         "Home Vision is focused on responding to homeowners' growing interest in better and more secure living in today's complicated times," Gilligan explained. "From comfort, health, security and fire protection needs -- to the demand for networking with

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the Internet and other home products -- our Home Vision will bring consumers a host of innovative solutions. We're excited about the potential for Pittway's advanced product portfolio and distribution channels given Honeywell's strengthening focus on partnerships with existing installer/integrators."

         As part of the Home Vision strategy, the company recently introduced the Honeywell Home Controller -- the first of a series of revolutionary Internet-based communicating products designed to integrate the control of a variety of home devices, including televisions, VCRs, lights, security systems, fire detection and thermostats, among many others.

         In conjunction with the Home Controller launch, Honeywell also debuted its Your Home Expert'TM' website (http://www.honeywell.com/yourhome). The website serves as a state-of-the-art, continuously updated and interactive Internet tool that customers can use to quickly and easily access expert information on achieving greater comfort, safety and health in their home.

         Under the merger agreement, Honeywell is expected to commence, by Thursday, December 23, 1999, a tender offer to acquire all of the approximately 43 million outstanding shares of Pittway's Common and Class A stock. The value of the transaction will total approximately $2.2 billion, which includes the assumption of approximately $167 million of Pittway net debt. The transaction is expected to be neutral to Honeywell's earnings in 2000.

         Honeywell said that members of the Harris family, beneficially owning 4,165,978 shares of Common stock and 6,413,321 shares of Class A stock (representing 52.9% and

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18.4%, respectively, of the outstanding shares of Pittway Common stock and Class
A stock), have agreed to tender and not withdraw substantially all of the shares in their control pursuant to the offer so long as the merger agreement has not been terminated in accordance with its terms.

         In addition, the members of the Harris family have granted to Honeywell an option to purchase substantially all of the shares in their control at the offer price provided that the merger agreement has not been terminated by Pittway in accordance with its terms prior to the initial expiration date of February 3, 2000, and certain other conditions are satisfied.

         The Board of Directors of Pittway has approved Honeywell's offer and has decided to recommend that Pittway shareowners tender their shares pursuant to the offer. Consistent with its fiduciary obligations and subject to the terms of the merger agreement, Pittway's Board of Directors has preserved its ability to respond to third parties where appropriate.

         The acquisition is subject to regulatory approval, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and the acquisition by Honeywell of shares of Pittway representing two-thirds of Pittway's outstanding shares and two-thirds of the outstanding votes, as well as other customary conditions.

         This news release does not constitute an offer to purchase any securities, nor solicitation of a proxy, consent or authorization for or with respect to a meeting of the shareowners of Honeywell or Pittway or any action in lieu of a meeting. Any solicitations will be made only pursuant to separate materials in compliance with the requirements of applicable federal and state securities laws.

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         The Bank of New York will act as depository for the tender offer and
Georgeson Shareholder Communications Inc. will act as information agent. William Blair & Company L.L.C. acted as financial advisor to Pittway. Lehman Brothers Inc. is advising Honeywell on the transaction and will act as Dealer/Manager for the tender offer.

         Pittway employs approximately 7,600 people and has eight manufacturing facilities and 120 distribution outlets.

         Honeywell Home and Building Control, a US $3.4-billion unit of Honeywell, provides products and services to create efficient, safe, comfortable environments. The business unit offers controls for heating, ventilation, humidification and air-conditioning equipment; security and fire alarm systems; home automation systems; energy-efficient lighting controls; and building management systems and services.

         Honeywell is a US$24-billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; power generation systems; specialty chemicals; fibers; plastics; and electronic and advanced materials. The company employs approximately 120,000 people in 95 countries. Honeywell is traded on the New York Stock Exchange under the symbol HON, as well as on the London, Chicago and Pacific stock exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor's 500 Index. Additional information on the company is available on the Internet at www.honeywell.com.

         This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts.

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121999